Exhibit a.3

NUVEEN PENNSYLVANIA DIVIDEND ADVANTAGE MUNICIPAL FUND

CERTIFICATE OF AMENDMENT

to

DECLARATION OF TRUST

The Trustees of Nuveen Pennsylvania Dividend Advantage Municipal Fund (the “Trust”), a Massachusetts business trust, to resolve an ambiguity, in accordance with Article XIII, Section 4 of the Declaration of Trust of the Trust, do hereby amend the Declaration of Trust as of this 17th day of February, 2010 as follows:

Article IX, Section 1 of the Declaration of Trust is hereby amended by adding the following to the end of Section 1:

For purposes of this Section 1, the term “recapitalization” shall not mean, without limitation, the issuance or redemption of Preferred Shares pursuant to the terms of this Declaration or the Statement adopted with respect to such Preferred Shares, whether or not in conjunction with the issuance, retirement or redemption of other securities or indebtedness of the Trust.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this instrument as of this 15th day of February 2010.

/s/ John P. Amboian	/s/ Robert P. Bremner
John P. Amboian,	Robert P. Bremner
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider,
David J. Kundert	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Terence J. Toth
Terence J. Toth, as Trustee
333 West Wacker Drive
Chicago, Illinois 60606